EXHIBIT 99.1
PART I

ITEM 1. BUSINESS

The following discussion contains trend information and other forward-looking statements that involve a number of risks and uncertainties.  Forward-looking statements include, but are not limited to, statements such as those made in "Overview" regarding the effect of the acquisition of Elpida on our market position; in "Products" regarding increased production of DDR4 products, growth in demand for NAND Flash products and solid-state drives; in "Manufacturing" regarding the transition to smaller line-width process technologies; in "Marketing and Customers" regarding the effect of the Elpida acquisition on market concentrations; and in "Employees" regarding restructure costs associated with our Israel facility.  Our actual results could differ materially from our historical results and those discussed in the forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, those identified in "Item 1A. Risk Factors." All period references are to our fiscal periods unless otherwise indicated.

Corporate Information

Micron Technology, Inc., a Delaware corporation, was incorporated in 1978.  As used herein, "we," "our," "us" and similar terms include Micron Technology, Inc. and its subsidiaries, unless the context indicates otherwise.  Our executive offices are located at 8000 South Federal Way, Boise, Idaho 83716-9632 and our telephone number is (208) 368-4000.  Information about us is available on the internet at www.micron.com.  Copies of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments to these reports, are available through our website as soon as reasonably practicable after they are electronically filed with or furnished to the Securities and Exchange Commission (the "SEC").  Materials filed by us with the SEC are also available at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.  Information on the operation of the Public Reference Room is available by calling (800) SEC-0330.  Also available on our website are our:  Corporate Governance Guidelines, Governance Committee Charter, Compensation Committee Charter, Audit Committee Charter and Code of Business Conduct and Ethics.  Any amendments or waivers of our Code of Business Conduct and Ethics will also be posted on our website at www.micron.com within four business days of the amendment or waiver.  Copies of these documents are available to shareholders upon request.  Information contained or referenced on our website is not incorporated by reference and does not form a part of this Annual Report on Form 10-K.

Overview

We are one of the world's leading providers of advanced semiconductor solutions. Through our worldwide operations, we manufacture and market a full range of DRAM, NAND Flash and NOR Flash memory, as well as other innovative memory technologies, packaging solutions and semiconductor systems for use in leading-edge computing, consumer, networking, automotive, industrial, embedded and mobile products. We market our products through our internal sales force, independent sales representatives and distributors primarily to original equipment manufacturers ("OEMs") and retailers located around the world. Our success is largely dependent on the market acceptance of our diversified portfolio of semiconductor products, efficient utilization of our manufacturing infrastructure, successful ongoing development of advanced process technologies and generating a return on research and development ("R&D") investments.

We obtain products from three primary sources: (1) production from our wholly-owned manufacturing facilities, (2) production from our joint venture manufacturing facilities, and (3) to a lesser degree, from third party manufacturers. In recent years, we have increased our manufacturing scale and product diversity through strategic acquisitions and various partnering arrangements, including joint ventures.

We make significant investments to develop the proprietary product and process technologies that are implemented in our worldwide manufacturing facilities and through our joint ventures. These investments enable our production of semiconductor products with increasing functionality and performance at lower costs. We generally reduce the manufacturing cost of each generation of product through advancements in product and process technology such as our leading-edge line-width process technology and innovative array architecture. We continue to introduce new generations of products that offer improved performance characteristics, such as higher data transfer rates, reduced package size, lower power consumption, improved read/ write reliability and increased memory density. To leverage our significant investments in R&D, we have formed, and may continue to form, strategic joint ventures that allow us to share the costs of developing memory product and process technologies with joint venture partners. In addition, from time to time, we also sell and/or license technology to other parties. We continue to pursue additional opportunities to monetize our investment in intellectual property through partnering and other arrangements.

On July 31, 2013, we completed the acquisition of Elpida Memory, Inc. ("Elpida"), a Japanese corporation, pursuant to the terms and conditions of an Agreement on Support for Reorganization Companies (as amended, the "Sponsor Agreement") that we entered into on July 2, 2012, with the trustees of Elpida and one of its subsidiaries, Akita Elpida Memory, Inc., a Japanese corporation ("Akita" and, together with Elpida, the "Elpida Companies") pursuant to and in connection with the Elpida Companies' corporate reorganization proceedings under the Corporate Reorganization Act of Japan. We paid $615 million for the acquisition of 100% of Elpida's equity. On July 31, 2013, we also acquired a 24% ownership interest in Rexchip Electronics Corporation ("Rexchip"), a Taiwanese corporation and manufacturing joint venture formed by Powerchip Technology Corporation ("Powerchip") and Elpida, from Powerchip and certain of its affiliates (the "Powerchip Group") pursuant to a share purchase agreement. We paid $334 million in cash for the shares. Elpida and its subsidiaries (the "Elpida Group") own approximately 65% of Rexchip's outstanding common stock. Therefore, as a result of the consummation of our acquisition of Elpida and the Rexchip shares from the Powerchip Group, we own approximately 89% of Rexchip's common stock. The provisional fair values of assets and liabilities acquired include, among other items, cash and restricted cash aggregating $1,618 million; inventories of $962 million; property, plant and equipment of $935 million; net deferred tax assets of $917 million and debt of $2,134 million.

Elpida's assets include, among others: a 300mm DRAM wafer fabrication facility located in Hiroshima, Japan; its approximate 65% ownership interest in Rexchip, whose assets include a 300mm DRAM wafer fabrication facility located in Taichung City, Taiwan; and a 100% ownership interest in Akita, whose assets include an assembly and test facility located in Akita, Japan.

Elpida's semiconductor memory products include Mobile DRAM, targeted toward mobile phones and tablets. We believe that combining the complementary product portfolios of Micron and Elpida will strengthen our position in the memory market and enable us to provide customers with a wider portfolio of high-quality memory solutions. We also believe that our acquisition of Elpida will strengthen our market position in the memory industry through increased research and development and manufacturing scale, improved access to core memory market segments, and additional wafer capacity to balance among our DRAM, NAND Flash and NOR Flash memory solutions. Elpida's operations are included primarily in the MBU and CNBU segments.

The Elpida Companies are currently subject to corporate reorganization proceedings under the Corporate Reorganization Act of Japan. Because the plans of reorganization of the Elpida Companies provide for ongoing payments to creditors following the closing of the Elpida acquisition, these proceedings are continuing, and the Elpida Companies remain subject to the oversight of the Tokyo District Court (the "Japan Court") and of the trustees appointed by the Japan Court (including a trustee designated by us, who we refer to as the business trustee, and a trustee designated by the Japan Court, who we refer to as the legal trustee), pending completion of the reorganization proceedings. As a result of this oversight and related consent rights of the Japan Court and the legal trustee, our ability to effectively integrate the Elpida Companies as part of our global operations or to cause the Elpida Companies to take certain actions that we deem advisable for their businesses could be adversely affected if the Japan Court or the legal trustee is unwilling to consent to various actions. For more information, see "Part I, Item 1A. Risk Factors" and "Part I, Item 3. Legal Proceedings – Reorganization Proceedings of the Elpida Companies."

Business Segments

In the third quarter of 2014, we reorganized our business units. All prior period amounts reflect this reorganization. Factors used to identify our segments include, among others, markets, customers and products.  Segment information reported herein is consistent with how it is reviewed and evaluated by our chief operating decision makers. We have the following four reportable segments:

Compute and Networking Business Unit ("CNBU"): Includes DRAM and NOR Flash products sold to the compute, networking, graphics, and cloud server markets, as well as NAND Flash products sold primarily into the networking market.
Storage Business Unit ("SBU"): Includes NAND Flash components and Solid State Drives ("SSDs") sold into enterprise and client storage, and cloud and removable storage markets. SBU also includes NAND Flash products sold to Intel through our IMFT joint venture.
Embedded Business Unit ("EBU"): Includes DRAM, NAND Flash and NOR Flash products sold into automotive and industrial applications, as well as the connected home and consumer electronics markets.
Mobile Business Unit ("MBU"): Includes DRAM, NAND Flash, and NOR Flash products sold to the smartphone, feature phone, and tablet mobile-device markets.

Our other operations do not meet the thresholds of a reportable segment and are reported under All Other.

For more information regarding our segments, see "Part I, Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Segment Information."

Products

Dynamic Random Access Memory ("DRAM")

DRAM products are high-density, low-cost-per-bit, random access memory devices that provide high-speed data storage and retrieval. DRAM sales products were 48%, 39% and 41% of our total net sales in 2013, 2012 and 2011, respectively. DRAM products are sold by our CNBU, EBU and MBU segments and are used in computers, servers, tablets, mobile phones, communication equipment, computer peripherals, industrial, automotive and other electronic devices. We offer DRAM products with a variety of performance, pricing and other characteristics including high-volume DDR4, DDR3 and DDR2 products as well as specialty DRAM memory products including Mobile Low Power DRAM ("LPDRAM"), DDR, SDRAM, Reduced Latency DRAM ("RLDRAM") and Pseudo-static DRAM ("PSRAM").

DDR4, DDR3 and DDR2: DDR4, DDR3 and DDR2 are standardized, high-density, high-volume, DRAM products. DDR4, DDR3 and DDR2 products offer high speed and high bandwidth at a relatively low cost. DDR3 sales were 31%, 20% and 21% of our total net sales in 2013, 2012 and 2011, respectively. DDR2 sales were 7%, 9% and 10% of our total net sales in 2013, 2012 and 2011, respectively. We began sampling DDR4 products in 2013 and expect to begin commercial production of DDR4 products in significant volumes during 2014.

In 2013, we offered DDR3 products in 1Gb, 2Gb and 4Gb densities and DDR2 products in 512 megabit ("Mb"), 1 gigabit ("Gb") and 2Gb densities. These densities enable us to meet customer demands for a broad array of products and we offered these products in multiple configurations, speeds and package types.

Specialty DRAM products: We also offer DRAM memory products including DDR and DDR2 Mobile LPDRAM, DDR, SDRAM, RLDRAM and PSRAM in densities ranging from 64Mb to 4Gb. LPDRAM products are used primarily in mobile phones, tablets, embedded applications, ultra-thin laptop computers and other mobile consumer devices that require low power consumption. Our other specialty DRAM products are used primarily in networking devices, servers, consumer electronics, communications equipment, computer peripherals, automotive and industrial applications as well as computer memory upgrades. In September 2013, we began sampling Hybrid Memory Cube ("HMC") products, which are are semiconductor memory devices where vertical stacks of DRAM die that are connected using through-silicon-via interconnects are placed above a small, high-speed logic layer. HMC enables ultra-high system performance with significantly lower power-per-bit. Aggregate sales of LPDRAM and our other specialty DRAM products were 10% of our total net sales in 2013, 2012 and 2011.

NAND Flash Memory

NAND Flash products are electrically re-writeable, non-volatile semiconductor memory devices that retain content when power is turned off. NAND Flash sales were 40%, 44% and 36% of our total net sales in 2013, 2012 and 2011, respectively. NAND Flash products are sold by our SBU, MBU, EBU and CNBU segments. NAND Flash is ideal for mass-storage devices due to its fast erase and write times, high density and low cost per bit relative to other solid-state memories. Embedded NAND Flash-based storage devices are utilized in mobile phones, solid-state drives ("SSDs"), tablets, computers, industrial and automotive applications, MP3/4 players and other personal and consumer applications. Removable storage devices, such as USB and Flash memory cards, are used with applications such as PCs, digital still cameras, MP3/4 players and mobile phones. The market for NAND Flash products has grown rapidly and we expect it to continue to grow due to demand for these and other removable and embedded storage devices.

Our NAND Flash products feature a small cell structure that enables higher densities for demanding applications. We offer Single-Level Cell ("SLC") NAND Flash products as well as Multi-Level Cell ("MLC") and Triple-Level Cell ("TLC") NAND Flash products, which have two and three times, respectively, the bit density of SLC NAND Flash products. In 2013, we offered SLC NAND products in 1 Gb to 64Gb densities. In addition, we offered 8Gb to 128Gb 2-bit-per-cell MLC NAND Flash products and 32Gb to 128Gb 3-bit-per-cell TLC NAND Flash products. We offer high-speed NAND Flash products that are compatible with advanced interfaces.

We offer client and enterprise SSDs which feature higher performance, reduced power consumption and enhanced reliability as compared to typical hard disk drives. Our client SSDs are targeted at notebook and other consumer applications. Using our NAND Flash process technology and a leading-edge SATA 6 Gb/s interface, our SSDs deliver read and write speeds that help improve boot and application load times and deliver higher performance than hard disk drives. Our client SSDs are offered in 2.5-inch and 1.8-inch form factors, with densities up to 960 gigabytes ("GB"). Our enterprise SSDs are targeted at server applications and incorporate our Extended Performance and Enhanced Reliability Technology (XPERT) architecture, which closely incorporates the storage and controller through highly optimized firmware algorithms and hardware enhancements. The end result is a set of market-focused enterprise features that deliver ultra-low latencies, improved data transfer time, power-loss protection and cost-effectiveness, along with higher capacities and power efficiency. We offer enterprise SSDs with capacities up to 1.4 terabytes. We expect that demand for both client and enterprise SSDs will continue to increase significantly over the next several years.

We also offer managed NAND and NAND-based multichip packages ("MCPs") products, which incorporate our NAND Flash. Our managed NAND products combine NAND Flash with a logic controller that performs media management and error code correction ("ECC"), which provides reduced ECC complexity, better system performance, improved reliability, easy integration, and lower overall system costs. Our managed NAND products include e-MMC memory, embedded USB, and ClearNAND. Our NAND-based MCPs combine NAND Flash with DRAM and/or other memory devices in a single package, which improves overall functionality and performance while simplifying system design.

Through our Lexar® brand, we sell high-performance digital media products and other flash-based storage products through retail and OEM channels. Our digital media products include a variety of flash memory cards and JumpDrive™ products with a range of speeds, capacities and value-added features. We offer flash memory cards in a variety of speeds and capacities and in all major media formats, including: CompactFlash, Memory Stick and Secure Digital ("SD"). CompactFlash and Memory Stick products sold by us incorporate our patented controller technology. Other products, including SD memory cards and some JumpDrive products, incorporate third party controllers. We also manufacture products that are sold under other brand names and resell flash memory products that are purchased from other NAND Flash suppliers.

NOR Flash Memory

NOR Flash products are electrically re-writeable, non-volatile semiconductor memory devices that retain content when power is turned off, offer fast read times due to random access capability and have execute-in-place ("XiP") capability that enables processors to read NOR Flash without first accessing RAM. These capabilities make NOR ideal for storing program code in wireless and embedded applications. Our NOR Flash sales were 9%, 12% and 18% of our total net sales for 2013, 2012 and 2011, respectively. NOR Flash products are sold by our MBU, EBU and CNBU segments.

We offer both parallel and serial interface NOR Flash products in a broad range of densities, packages and features. Our parallel NOR Flash products are constructed to meet the needs of the consumer electronics, industrial, wired and wireless communications, computing and automotive applications. These products offer high densities, XiP performance, architectural flexibility and proven reliability in rigorous industrial settings. Our serial NOR Flash products are designed to meet the needs of consumer electronics, industrial, automotive, wired and wireless communications and computing applications. These products offer industry-standard packaging, pinouts, command sets and chipset compatibility.

Partnering Arrangements

The following is a summary of our partnering arrangements as of August 29, 2013:

		Member or Partner	Micron Ownership Interest	Formed/ Acquired	Product Market
Consolidated Entities
IMFT	(1)	Intel Corporation	51%	2006	NAND Flash
MP Mask	(2)	Photronics, Inc.	50%	2006	Photomasks

Equity Method Investments
Inotera	(3)	Nanya Technology Corporation	35%	2009	DRAM
Tera Probe	(4)	Various	40%	2013	Wafer Probe

(1)
IMFT: We partner with Intel for the design, development and manufacture of NAND Flash and certain emerging memory products.  In connection therewith, we formed a joint venture with Intel, IM Flash Technologies, LLC ("IMFT"), to manufacture NAND Flash memory products for the exclusive use of the members.  The members share the output of IMFT generally in proportion to their investment.  We sell NAND Flash products to Intel through IMFT at long-term negotiated prices approximating cost.  We generally share product design and other research and development costs for NAND Flash and certain emerging memory technologies equally with Intel.  (See "Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Consolidated Variable Interest Entities – IM Flash" note.)

(2)
MP Mask: We produce photomasks for leading-edge and advanced next generation semiconductors through MP Mask Technology Center, LLC ("MP Mask"), a joint venture with Photronics, Inc. ("Photronics").  We and Photronics also have supply arrangements wherein we purchase a substantial majority of the reticles produced by MP Mask.  (See "Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Consolidated Variable Interest Entities – MP Mask" note.)

(3)
Inotera: We partner with Nanya Technology Corporation ("Nanya") for the manufacture of DRAM products, and through December 2012, the joint development of DRAM process technology.  In connection therewith, we have partnered with Nanya in a DRAM memory company in Taiwan, Inotera Memories, Inc. ("Inotera").  Through December 2012, we had a supply agreement with Inotera and Nanya which gave us the right and obligation to purchase 50% of Inotera's semiconductor memory capacity subject to specific terms and conditions.  Under the formula for this supply agreement, all parties' manufacturing costs related to wafers supplied by Inotera, as well as our and Nanya's revenue for the resale of products from wafers supplied by Inotera, were considered in determining costs for wafers purchased by us from Inotera. Effective beginning January 2013, we are obligated to purchase for an initial period through January 2016, substantially all of Inotera's output at a purchase price based on a discount from market prices for our comparable components.

In connection with the partnering agreement, we have also deployed and licensed certain intellectual property related to the manufacture of DRAM products to Nanya and licensed certain intellectual property from Nanya.  Through December 2012, we partnered with Nanya to jointly develop process technology and designs to manufacture DRAM products under a cost-sharing arrangement effective beginning in April 2010, under which we shared DRAM development costs with Nanya.  Effective beginning January 2013, Nanya ceased participating in the joint development program. We receive royalties from Nanya for sales of DRAM products manufactured by or for Nanya with technology developed prior to April 2010.  (See "Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Equity Method Investments – Inotera" note.)

(4)
Tera Probe: We have an approximate 40% ownership in Tera Probe, Inc., an entity that provides semiconductor probe and test services. Tera Probe provides wafer probe services for our Elpida and Rexchip subsidiaries.

Manufacturing

Our manufacturing facilities are located in the United States, China, Israel, Japan, Malaysia, Puerto Rico, Singapore and Taiwan. Our Inotera joint venture also has a wafer fabrication facility in Taiwan. In September 2013, we entered into an agreement to sell our 200mm wafer fabrication equipment in Kiryat Gat, Israel to Intel and to terminate the related facility lease with Intel. If this transaction is completed, Intel will manufacture wafers for us at the Kiryat Gat facility through 2014 through a series of arrangements. In 2011, we sold our wafer fabrication facility in Japan to Tower Semiconductor Ltd. ("Tower") and entered into a supply agreement for Tower to manufacture products for us in the facility through approximately May 2014. Our manufacturing facilities generally operate 24 hours per day, 7 days per week. Semiconductor manufacturing is extremely capital intensive, requiring large investments in sophisticated facilities and equipment. A significant portion of our semiconductor equipment is replaced every three to five years with increasingly advanced equipment. NAND Flash, DRAM and NOR Flash products share common manufacturing processes, enabling us to leverage our product and process technologies and manufacturing infrastructure across these product lines.

Our process for manufacturing semiconductor products is complex, involving a number of precise steps, including wafer fabrication, assembly and test. Efficient production of semiconductor products requires utilization of advanced semiconductor manufacturing techniques and effective deployment of these techniques across multiple facilities. The primary determinants of manufacturing cost are process line-width, number of mask layers, number of fabrication steps and number of good die produced on each wafer. Other factors that contribute to manufacturing costs are wafer size, cost and sophistication of manufacturing equipment, equipment utilization, process complexity, cost of raw materials, labor productivity, package type and cleanliness of the manufacturing environment. We continuously enhance our production processes, reducing die sizes and transitioning to higher density products. In 2013, the majority of our DRAM production was manufactured on 30nm line-width process technology. In connection with our acquisition of Elpida, we expect in 2014 that a significant portion of our DRAM production will be manufactured on 25nm line-width process technology. In the fourth quarter of 2013, a majority of our NAND Flash memory products were manufactured on our 20nm line-width process technology. We expect to begin transitioning our NAND Flash production to our 16nm line-width process technology in 2014. Our NOR Flash memory products in 2013 were manufactured on our 65nm and 45nm line-width process technologies. We manufacture all of our high-volume NAND Flash and DRAM products on 300mm wafers. In 2013, we manufactured NOR Flash, some specialty DRAM and non-memory products on 200mm wafers.

Wafer fabrication occurs in a highly controlled, clean environment to minimize dust and other yield- and quality-limiting contaminants. Despite stringent manufacturing controls, equipment errors, minute impurities in materials, defects in photomasks, circuit design marginalities or defects and dust particles can lead to wafers being scrapped and individual circuits being nonfunctional. Success of our manufacturing operations depends largely on minimizing defects to maximize yield of high-quality circuits. In this regard, we employ rigorous quality controls throughout the manufacturing, screening and testing processes. We are able to recover certain devices by testing and grading them to their highest level of functionality.

We test our products at various stages in the manufacturing process, perform high temperature burn-in on finished products and conduct numerous quality control inspections throughout the entire production flow. In addition, we use our proprietary AMBYX™ line of intelligent test and burn-in systems to perform simultaneous circuit tests of semiconductor memory die during the burn-in process, capturing quality and reliability data and reducing testing time and cost.

We sell semiconductor products in both packaged and unpackaged (i.e. "bare die") forms. Our packaged products include memory modules, MCP's, managed NAND, SSDs, memory cards and USB devices. We assemble many products in-house and, in some cases, we outsource assembly services where we can reduce costs and minimize our capital investment. We contract with independent foundries and assembly and testing organizations to manufacture NAND Flash media products such as memory cards and USB devices.

In recent years, we have produced an increasingly broad portfolio of products, which enhances our ability to allocate resources to our most profitable products but also increases the complexity of our manufacturing operations. Although our product lines generally use similar manufacturing processes, our overall cost efficiency can be affected by frequent conversions to new products, the allocation of manufacturing capacity to more complex, smaller-volume parts and the reallocation of manufacturing capacity across various product lines.

Availability of Raw Materials

Our operations require raw materials that meet exacting standards. We generally have multiple sources of supply for our raw materials. However, only a limited number of suppliers are capable of delivering certain raw materials that meet our standards. In some cases, materials are provided by a single supplier. Various factors could reduce the availability of raw materials such as silicon wafers, photomasks, chemicals, gases including helium, photoresist, lead frames and molding compound. Shortages may occur from time to time in the future. In addition, disruptions in transportation lines could delay our receipt of raw materials. Lead times for the supply of raw materials have been extended in the past. If our supply of raw materials is disrupted or our lead times extended, our business, results of operations or financial condition could be materially adversely affected.

Marketing and Customers

Our products are sold into computing, consumer, networking, telecommunications, automotive, industrial, and mobile markets. Market concentrations from 2013 net sales were approximately as follows: computing (including desktop PCs, servers, notebooks and workstations), 30%; mobile, 15%; consumer electronics, 15%; SSDs, 15% and networking and storage, 10%. Sales to Intel, primarily NAND Flash products through IM Flash, were 10% of our net sales in 2013, 12% of our net sales in 2012, and 10% of our net sales in 2011. Sales to Hewlett-Packard Company, primarily of DRAM, were 10% of our net sales in 2013, 8% of our net sales in 2012 and 9% of our net sales in 2011. We expect that our acquisition of Elpida will increase our concentration of sales to mobile, graphics and computing markets in 2014.

Our semiconductor memory products are offered under the Micron, Lexar®, Crucial™, SpecTek® and Elpida brand names and private labels. We market our semiconductor memory products primarily through our own direct sales force and maintain sales or representative offices in our primary markets around the world. We sell Lexar-branded NAND Flash memory products primarily through retail channels and our Crucial-branded products through a web-based customer direct sales channel as well as channel and distribution partners. Our products are also offered through independent sales representatives and distributors. Independent sales representatives obtain orders subject to final acceptance by us and are compensated on a commission basis. We make shipments against these orders directly to the customer. Distributors carry our products in inventory and typically sell a variety of other semiconductor products, including competitors' products. We maintain inventory at locations in close proximity to certain key customers to facilitate rapid delivery of products. Many of our customers require a thorough review or qualification of semiconductor products, which may take several months.

Backlog

Because of volatile industry conditions, customers are reluctant to enter into long-term, fixed-price contracts.  Accordingly, new order volumes for our semiconductor products fluctuate significantly.  We typically accept orders with acknowledgment that the terms may be adjusted to reflect market conditions at the date of shipment.  For these reasons, we do not believe that our order backlog as of any particular date is a reliable indicator of actual sales for any succeeding period.

Product Warranty

Because the design and manufacturing process for semiconductor products is highly complex, it is possible that we may produce products that do not comply with customer specifications, contain defects or are otherwise incompatible with end uses.  In accordance with industry practice, we generally provide a limited warranty that our products are in compliance with our specifications existing at the time of delivery.  Under our general terms and conditions of sale, liability for certain failures of product during a stated warranty period is usually limited to repair or replacement of defective items or return of, or a credit with respect to, amounts paid for such items.  Under certain circumstances, we provide more extensive limited warranty coverage than that provided under our general terms and conditions.

Competition

We face intense competition in the semiconductor memory market from a number of companies, including Samsung Electronics Co., Ltd.; SanDisk Corporation; SK Hynix Inc.; Spansion Inc. and Toshiba Corporation. Some of our competitors are large corporations or conglomerates that may have greater resources to withstand downturns in the semiconductor markets in which we compete, invest in technology and capitalize on growth opportunities. Our competitors seek to increase silicon capacity, improve yields, reduce die size and minimize mask levels in their product designs resulting in significantly increased worldwide supply and downward pressure on prices. Many of our high-volume memory products are manufactured to industry standard specifications and as such have similar performance characteristics to those of our competitors. For these high-volume memory products, the principal competitive factors are generally price and performance characteristics including: operating speed, power consumption, reliability, compatibility, size and form factors. For our other memory products, the aforementioned performance characteristics generally take precedence to pricing.

Research and Development

Our process technology R&D efforts are focused primarily on development of successively smaller line-width process technologies, as well as new fundamentally different memory structures, materials and packages, which are designed to facilitate our transition to next generation memory products. Additional process technology R&D efforts focus on the enablement of advanced computing and mobile memory architectures, the investigation of new opportunities that leverage our core semiconductor expertise and the development of new manufacturing materials. Product design and development efforts include our high density DDR3 and DDR4 DRAM and Mobile Low Power DDR DRAM products as well as high density and mobile NAND Flash memory (including MLC and TLC technologies), NOR Flash memory, specialty memory, SSDs, hybrid memory cubes and other memory technologies and systems.

Our R&D expenses were $931 million, $918 million and $791 million in 2013, 2012 and 2011, respectively. We generally share R&D process and design costs for NAND Flash with Intel. We also share R&D costs for certain emerging memory technologies with Intel. We generally shared R&D process and design costs for DRAM with Nanya through December 2012, when our cost-sharing agreement was terminated. As a result of reimbursements under our Intel and Nanya cost-sharing arrangements, our overall R&D expenses were reduced by $146 million, $225 million and $236 million in 2013, 2012 and 2011, respectively.

To compete in the semiconductor memory industry, we must continue to develop technologically advanced products and processes. We believe that expansion of our semiconductor product offerings is necessary to meet expected market demand for specific memory solutions. Our process, design and package development efforts occur at multiple locations across the world, with our largest R&D centers located in Boise, Idaho and Hiroshima, Japan. Our largest design center is also located at our corporate headquarters in Boise, Idaho. We have several additional product design centers in other strategic locations around the world. In 2012, we commenced operation of our new R&D facility in Boise, which was designed to accommodate 450mm wafer manufacturing. In addition, we develop photolithography mask technology at our MP Mask joint venture facility in Boise.

R&D expenses vary primarily with the number of development wafers processed, the cost of advanced equipment dedicated to new product and process development, and personnel costs. Because of the lead times necessary to manufacture our products, we typically begin to process wafers before completion of performance and reliability testing. We deem development of a product complete once the product has been thoroughly reviewed and tested for performance and reliability. R&D expenses can vary significantly depending on the timing of product qualification.

Geographic Information

Sales to customers outside the United States totaled $7.6 billion for 2013 and included $3.8 billion in sales in China, $980 million in sales in Taiwan, $820 million in sales in Europe, $193 million in sales in Malaysia and $1.3 billion in sales in the rest of the Asia Pacific region (excluding China, Malaysia and Taiwan).  Sales to customers outside the United States totaled $7.0 billion for 2012 and $7.4 billion for 2011.  As of August 29, 2013, we had net property, plant and equipment of $3.2 billion in Singapore, $3.0 billion in the United States, $615 million in Japan, $350 million in China, $307 million in Taiwan, $28 million in Israel, $18 million in Italy and $42 million in other countries.  (See "Item 8. Financial Statements and Supplementary Data –Notes to Consolidated Financial Statements – Geographic Information" note and "Item 1A. Risk Factors.")

Patents and Licenses

In recent years, we have been recognized as a leader in per capita and quality of patents issued.  As of August 29, 2013, we owned approximately 16,200 U.S. patents and 3,700 foreign patents.  In addition, we have numerous U.S. and foreign patent applications pending.  Our patents have various terms expiring through 2032.

We have a number of patent and intellectual property license agreements and have from time to time licensed or sold our intellectual property to third parties.  Some of these license agreements require us to make one-time or periodic payments while others have resulted in us receiving payments. We may need to obtain additional patent licenses or renew existing license agreements in the future and we may enter into additional sales or licenses of intellectual property and potential partnering arrangements.  We are unable to predict whether these license agreements can be obtained or renewed on acceptable terms.

Employees

As of August 29, 2013, we had approximately 30,900 employees, of which approximately 19,600 were outside the United States, including approximately 7,500 in Singapore, 3,700 in Japan, 2,700 in China, 2,100 in Taiwan, 1,100 in Italy, 1,000 in Israel and 1,000 in Malaysia.  Our employees include approximately 1,700 in our IMFT joint venture, primarily located in the United States and 5,700 from our acquisition of Elpida and Rexchip, primarily located in Japan and Taiwan.  In September 2013, we entered into an agreement to sell our 200mm wafer fabrication equipment in Kiryat Gat, Israel to Intel and to terminate the related facility lease with Intel. If this transaction is completed, most of our employees in Israel will terminate their employment with us and be transferred to Intel. As of August 29, 2013, we do not anticipate incurring any significant additional costs for this restructure activity. Our employment levels can vary depending on market conditions and the level of our production, research and product and process development.  Many of our employees are highly skilled and our continued success depends in part upon our ability to attract and retain such employees.  The loss of key personnel could have a material adverse effect on our business, results of operations or financial condition.

Environmental Compliance

Government regulations impose various environmental controls on raw materials and discharges, emissions and solid wastes from our manufacturing processes.  In 2013, our wafer fabrication facilities continued to conform to the requirements of ISO 14001 certification.  To continue certification, we met annual requirements in environmental policy, compliance, planning, management, structure and responsibility, training, communication, document control, operational control, emergency preparedness and response, record keeping and management review.  While we have not experienced any material adverse effects to our operations from environmental regulations, changes in the regulations could necessitate additional capital expenditures, modification of our operations or other compliance actions.

Directors and Executive Officers of the Registrant

Our officers are appointed annually by the Board of Directors and our directors are elected annually by our shareholders. Any directors appointed by the Board of Directors to fill vacancies on the Board serve until the next election by the shareholders. All officers and directors serve until their successors are duly chosen or elected and qualified, except in the case of earlier death, resignation or removal.

As of August 29, 2013, the following executive officers and directors were subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended.

Name	Age	Position
Mark W. Adams	49	President
Scott J. DeBoer	47	Vice President of Research & Development
D. Mark Durcan	52	Director and Chief Executive Officer
Thomas T. Eby	52	Vice President of Embedded Solutions
Ronald C. Foster	62	Vice President of Finance and Chief Financial Officer
Glen W. Hawk	51	Vice President of NAND Solutions
Roderic W. Lewis	58	Vice President of Legal Affairs, General Counsel and Corporate Secretary
Patrick T. Otte	50	Vice President of Human Resources
Michael J. Rayfield	52	Vice President of Wireless Solutions
Michael W. Sadler	55	Vice President of Corporate Development
Brian J. Shields	51	Vice President of Worldwide Operations
Brian M. Shirley	44	Vice President of DRAM Solutions
Steven L. Thorsen, Jr.	48	Vice President of Worldwide Sales and Corporate Marketing
Robert L. Bailey	56	Director
Richard M. Beyer	64	Director
Patrick J. Byrne	52	Director
D. Warren A. East	51	Director
Mercedes Johnson	59	Director
Lawrence N. Mondry	53	Director
Robert E. Switz	66	Chairman

Mark W. Adams joined us in June 2006 and served as our Vice President of Digital Media and Vice President of Worldwide Sales before being appointed our President in February 2012. From January 2006, until he joined us, Mr. Adams was the Chief Operating Officer of Lexar Media, Inc. Mr. Adams served as the Vice President of Sales and Marketing for Creative Labs, Inc. from December 2002 to January 2006. From March 2000 to September 2002, Mr. Adams was the Chief Executive Officer of Coresma, Inc. Mr. Adams holds a BA in Economics from Boston College and an MBA from Harvard Business School.

Scott J. DeBoer joined us in February 1995 as a process development engineer and has served in various leadership positions since that time. Dr. DeBoer became an officer in May 2007 and in January 2013 he was appointed our Vice President of Research & Development. Dr. DeBoer holds a PhD in Electrical Engineering and a MS in Physics from Iowa State University. He completed his undergraduate degree at Hastings College.

D. Mark Durcan joined us in June 1984 and has served in various positions since that time.  Mr. Durcan was appointed our Chief Operating Officer in February 2006, President in June 2007 and Director and Chief Executive Officer in February 2012. Mr. Durcan has been an officer since 1996.  Mr. Durcan holds a BS and MChE in Chemical Engineering from Rice University. Mr. Durcan has served on our Board of Directors since February 2012.

Thomas T. Eby joined us in September 2010 and serves as our Vice President of Embedded Solutions. Mr. Eby was with Spansion Inc. from October 2005 to September 2010 where he held leading roles in strategy and communications, sales and marketing, and integration. He was also the General Manager and Executive Vice President of Spansion's embedded group. Mr. Eby previously held a variety of positions in sales and marketing and strategy with AMD. Mr. Eby holds a BS degree in Electrical Engineering and Computer Science from Princeton University.

Ronald C. Foster joined us in April 2008 and is the Chief Financial Officer and Vice President of Finance.  He was appointed to his current position in 2008 after serving as a member of the Company’s Board of Directors from June 2004 to April 2005.  Before joining Micron, Mr. Foster was the Chief Financial Officer of FormFactor, Inc.  He previously served as the Chief Financial Officer for JDS Uniphase, Inc., and Novell, Inc.  Mr. Foster holds a BA in Economics from Whitman College and an MBA from the University of Chicago.

Glen W. Hawk joined us in May 2010 and serves as our Vice President of NAND Solutions.  Mr. Hawk served as the Vice President and General Manager of the Embedded Business Group for Numonyx from 2008 to May 2010.  Prior to Numonyx, Mr. Hawk served as General Manager of the Flash Product Group for Intel Corporation.  Mr. Hawk holds a BS in Chemical Engineering from the University of California, Berkeley.

Roderic W. Lewis joined us in August 1991 and has served in various capacities since that time.  Mr. Lewis has served as our Vice President of Legal Affairs, General Counsel and Corporate Secretary since July 1996.  Mr. Lewis holds a BA in Economics and Asian Studies from Brigham Young University and a JD from Columbia University School of Law.

Patrick T. Otte joined us in 1987 and has served in various positions, including production and operations manager in several of our fabrication facilities and site director for our facility in Manassas, Virginia.  Mr. Otte has served as our Vice President of Human Resources since March 2007.  Mr. Otte holds a BA in Religious Education from St. Paul Bible College.

Michael J. Rayfield joined us in September 2012 and serves as our Vice President of Wireless Solutions. Mr. Rayfield served as the Vice President and General Manager of NVIDIA, Inc.'s Mobile Business Unit from September 2005 to August 2012. Mr. Rayfield also held executive positions at Stretch, Inc., Reshape, Inc., Cisco Systems, Growth Networks and Texas Instruments. Mr. Rayfield holds a BS in Electrical Engineering from the University of Vermont.

Michael W. Sadler joined us in September 1992 as a regional sales manager and has served in various leadership positions since that time, including Vice President of Worldwide Sales for us and Executive Vice President of Inotera Memories, Inc. In June 2010, Mr. Sadler was appointed our Vice President of Corporate Development. Mr. Sadler holds a BS in Decision Science and an MBA from the University of Santa Clara.

Brian J. Shields joined us in November 1986 and has served in various operational leadership positions since that time.  Mr. Shields first became an officer in March 2003 and has served as our Vice President of Worldwide Operations since June 2010.

Brian M. Shirley joined us in August 1992 and has served in various leadership positions since that time.  Mr. Shirley became Vice President of Memory in February 2006 and has served as Vice President of DRAM Solutions from June 2010.  Mr. Shirley holds a BS in Electrical Engineering from Stanford University.

Steven L. Thorsen, Jr. joined us in September 1988 and has served in various leadership positions since that time including Vice President and Chief Procurement Officer. Mr. Thorsen became Vice President of Worldwide Sales and Corporate Marketing in April 2012. Mr. Thorsen holds a BA in Business Administration from Washington State University.

Robert L. Bailey was the Chairman of the Board of Directors of PMC-Sierra ("PMC") from 2005 until May 2011 and also served as PMC's Chairman from February 2000 until February 2003.  Mr. Bailey has served as a director of PMC since October 1996.  He also served as the President and Chief Executive Officer of PMC Sierra, Ltd. from July 1997 until May 2008.  PMC is a leading provider of broadband communication and semiconductor storage solutions for the next-generation Internet.  Mr. Bailey currently serves on the Board of Directors of Entropic Communications.  Mr. Bailey holds a BS in Electrical Engineering from the University of Bridgeport and an MBA from the University of Dallas.  He has served on our Board of Directors since 2007.

Richard M. Beyer was Chairman and CEO of Freescale Semiconductor from 2008 through June 2012 and continues to serve as a Director with Freescale. Prior to Freescale, Mr. Beyer was President, Chief Executive Officer and Director of Intersil Corporation from 2002 to 2008. He has also previously served in executive management roles at FVC.com, VLSI Technology and National Semiconductor Corporation. He currently serves on the Board of Directors of Dialog Semiconductor. Mr. Beyer served three years as an officer in the United States Marine Corps. He holds a BA and a MA in Russian from Georgetown University and a MBA in Marketing and International Business from Columbia University Graduate School of Business. Mr. Beyer joined our Board of Directors in January 2013.

Patrick J. Byrne has been the Vice President of Strategy and Business Development and Chief Technical Officer of Danaher Corporation since November 1, 2012. Danaher Corporation designs, manufactures, and markets innovative products and services to professional, medical, industrial, and commercial customers. Prior to that, Mr. Byrne was the Director, President and Chief Executive Officer of Intermec, Inc. from 2007 to May 2012.  Mr. Byrne was with Agilent Technologies, Inc. from 1999 to 2007 and served in various management positions.  Mr. Byrne is also a member of the Board of Directors of Flow International Corporation.  Mr. Byrne holds a BS in Electrical Engineering from the University of California, Berkeley, and an MS degree in Electrical Engineering from Stanford University.  Mr. Byrne joined our Board of Directors in April 2011.

Warren East was the CEO of ARM Holdings PLC from October 2001 to July 2013. He originally joined ARM in 1994, and served in various roles prior to being appointed CEO. He currently serves on the board of De La Rule PLC, Inc. Mr. East is a chartered engineer, Distinguished Fellow of the British Computer Society, Fellow of the Institution of Engineering and Technology, Fellow of the Royal Academy of Engineering and a Companion of the Chartered Management Institute. Mr. East holds BA BSc(Eng) and MBA MEng in Engineering Science from Oxford University and an MBA and honorary doctorate from Cranfield University. Mr. East joined our Board of Directors in July 2013.

Mercedes Johnson was the Senior Vice President and Chief Financial Officer of Avago Technologies Limited, a supplier of analog interface components for communications, industrial and consumer applications, from December 2005 to August 2008.  She also served as the Senior Vice President, Finance, of Lam Research Corporation ("Lam") from June 2004 to January 2005 and as Lam's Chief Financial Officer from May 1997 to May 2004.  Ms. Johnson holds a degree in Accounting from the University of Buenos Aires and currently serves on the Board of Directors for Intersil Corporation and Juniper Networks, Inc.  Ms. Johnson is the Chairman of the Board's Audit Committee and has served on our Board of Directors since 2005.

Lawrence N. Mondry has been the Chief Executive Officer of Flexi Compras Corporation, a rent-to-own retailer, since June 2013. Mr. Mondry was the President and Chief Executive Officer of CSK Auto Corporation ("CSK"), a specialty retailer of automotive aftermarket parts, from August 2007 to July 2008.  Prior to his appointment at CSK, Mr. Mondry served as the Chief Executive Officer of CompUSA Inc. from November 2003 to May 2006.  Mr. Mondry joined CompUSA in 1990.  Mr. Mondry is the Chairman of the Board's Governance Committee and Compensation Committee. He has served on our Board of Directors since 2005.

Robert E. Switz was the Chairman, President and Chief Executive Officer of ADC Telecommunications, Inc., ("ADC"), a supplier of network infrastructure products and services from August 2003 until December 2010, when Tyco Electronics Ltd. acquired ADC.  Mr. Switz joined ADC in 1994 and throughout his career there held numerous leadership positions.  Mr. Switz holds an MBA from the University of Bridgeport as well as a BS in Business Administration from Quinnipiac University.  Mr. Switz also serves on the Board of Directors for Broadcom Corporation, Cyan Optics, Inc., GT Advanced Technologies and Leap Wireless International, Inc.  He has served on our Board of Directors since 2006 and was appointed Chairman of the Board in February 2012.

There are no family relationships between any of our directors or executive officers.